Exhibit 99.1

U.S. Physical Therapy Announces Acquisition of Five Clinic Therapy Practice

HOUSTON--(BUSINESS WIRE)--May 28, 2013--U.S. Physical Therapy, Inc. (NYSE: USPH), a national operator of physical and occupational therapy outpatient clinics (the “Company”), today announced that the Company has acquired an 80% interest in a five clinic physical therapy group. The practice sees approximately 36,000 patients per year and produces total revenue of $3,800,000.

This is the third physical therapy group acquisition that U.S. Physical Therapy has completed thus far in 2013.

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 447 clinics in 43 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, non-surgical treatment of osteoarthritis, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages physical therapy facilities for third parties, including hospitals and physician groups.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

CONTACT:
U.S. Physical Therapy, Inc.
Larry McAfee, 713-297-7000
Chief Financial Officer
or
Chris Reading, 713-297-7000
Chief Executive Officer
or
The Ruth Group
Stephanie Carrington, 646-536-7017